EXHIBIT 3.1

AMENDMENT TO BYLAWS OF UNICO AMERICAN CORPORATION
EFFECTIVE APRIL 1, 2009

ARTICLE 5, Section 1 of the BYLAWS OF UNICO AMERICAN CORPORATION is amended to read as follows:

The officers of the Corporation shall be a President & Chief Executive Officer, a Treasurer & Chief Financial Officer, a Vice-President, and a Secretary.  The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice-Presidents and a General Counsel.  Any person may hold two or more offices.